INSTRUMENT SYSTEMS CORPORATION
                       OUTSIDE DIRECTOR STOCK AWARD PLAN

     1. Purpose. Instrument Systems Corporation and its subsidiaries (the "Company") wish to establish an Outside Director Stock Award Plan (the "Plan"). The purposes of the Plan are to attract and retain well-qualified persons for service as directors, who are not salaried employees of the Company or any of its subsidiaries ("Outside Directors"); and to provide such Outside Directors with the opportunity to increase their proprietary interest in the Company, and thereby to increase their personal interest in the Company's continued success, through the payment of a portion of directors' fees in shares of the Company's Common Stock, $.25 par value ("Common Stock").

     2. Administration. The Board of Directors of the Company (the "Board") will have the responsibility and authority to administer and interpret the provisions of this Plan. All determinations of the Board with respect to the Plan shall be final and binding upon all persons.

     In administering the Plan, the Board may employ attorneys, consultants, accountants or other persons, and the Company and the Board shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Board shall be paid by the Company. No member of the Board shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or awards made thereunder, and all members of the Board shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation, in the absence of any fraudulent act or omission.

     3. Eligibility. Awards under the Plan shall be available to all Outside Directors; provided, that no director who is an employee of the Company shall be eligible for participation in the Plan.

     4. Awards. At each meeting of the Board next following the Annual Meeting of Stockholders of the Company beginning with the meeting to be held on February 8, 1994 (the "Effective Date"), each Outside Director shall be awarded shares of the Company's Common Stock valued at $10,000 based upon the closing price of the Company's Common Stock on the New York Stock Exchange or such other exchange upon which the Company's Common Stock is listed for the twenty (20) consecutive trading days preceding the Annual Meeting date, subject to and in accordance with the terms of Section 5. Each such award shall be evidenced by written agreement, executed by the Outside Director and the Company. Common Stock awarded to each Outside Director shall vest over a period of three years, subject to forfeiture under certain conditions.

     Each share certificate issued in respect of any grant under this Plan shall be registered in the name of the Outside Director to whom it is granted hereunder and shall be deposited by and on behalf of such director, together with a stock power properly endorsed in blank and any other documentation requested by the Company, with the Company. The Company shall hold and retain such share certificates in a custodial capacity until the relevant restrictions have been satisfied by such Outside Director.

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     5. Terms and Conditions.  (a) Up to 300,000 shares of Common Stock may be issued pursuant to the Plan. Such shares may not be sold, assigned, transferred or otherwise disposed of in the absence of an effective registration statement covering such shares, or unless such registration is not required by reason of an exemption available under the Securities Act of 1933, as amended (the "Act"). Shares awarded under the Plan shall be certificated. Certificates for shares issued under the Plan shall include the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE PLEDGED, HYPOTHECATED OR TRANSFERRED UNLESS (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. IN ADDITION, THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE INSTRUMENT SYSTEMS CORPORATION OUTSIDE DIRECTOR STOCK AWARD PLAN."

     (b) No award of Common Stock received under the Plan may be sold, assigned, transferred or otherwise disposed of until vested. If an Outside Director ceases to be a director by reason of voluntary termination or failure to be reelected, all shares not yet vested shall be forfeited. In the case of death, disability or retirement as a director (retirement shall mean termination as a director after reaching 65 years of age) all shares shall become fully vested.

     (c) An award of Common Stock hereunder, received by an Outside Director, shall be shown in the Company's proxy statement for the year in which the Common Stock was granted, and the Outside Director, as of the date of receipt of the Common Stock, shall be registered as a "Stockholder of Record" and shall immediately become entitled to all dividends paid on the Company's Common Stock and to all voting rights accorded the Company's Common Stock and shares shall be shown on the appropriate form for reporting beneficial ownership of securities pursuant to Section 16 of the Securities Exchange Act of 1934.

     (d) The Board shall appropriately adjust the number of shares for which awards may be granted pursuant to the Plan in the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering, or any change in capitalization.

     6. Regulatory Compliance and Listing. The delivery of any shares under this Plan may be postponed by the Company for such period as may be required to comply with Federal or State securities laws, including listing requirements, national securities exchange requirements and any other law or regulation applicable to the delivery of such shares. The Company shall not be obligated to deliver any shares under this Plan if such delivery shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange. In addition, the shares when delivered may be subject to conditions, including transfer restrictions, if such conditions are required to comply with applicable securities laws.

     7. Dividends. An Outside Director shall have the right (a) to receive all dividends and other distributions paid with respect to the restricted shares granted to such director under this Plan and registered in such director's name, and (b) to vote or execute proxies in respect of the restricted shares granted to such director under this Plan and registered in such director's name.

     8. Taxes. Any taxes that are required to be withheld as a result of any stock grant to any Outside Director pursuant to this Plan shall be paid to the Company in cash by such Outside Director unless deducted and withheld to the extent permitted by applicable law, from any cash fees payable by the Company to such Outside Director.

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     9. Limitations and Conditions.  Prior to each grant of any restricted shares of Common Stock pursuant to this Plan, an Outside Director may be required to make reasonable representations satisfactory to the Company to the effect that such shares are to be held for investment purposes only and not with a view to or for resale or distribution, except in compliance with the Act and the rules and regulations thereunder, and each such director may be required to submit a written undertaking to the Company in form and substance reasonably satisfactory to it that such Outside Director will not publicly offer to sell or otherwise distribute such shares other than (a) in the manner and to the extent permitted by SEC Rule 144, as promulgated under the Act, (b) pursuant to any other exemption from the registration provisions of the Act, or (c) pursuant to an effective registration statement filed under the Act.

     10. Transferability. The restricted shares of Common Stock granted under this Plan and held in custody by the Company, and any rights created thereby or thereunder in any person, shall not be assigned, transferred, encumbered, sold, pledged or otherwise disposed of or hypothecated by any person, including without limitation, by operation of law, execution, garnishment, attachment or bankruptcy, until such time as the relevant restrictions are satisfied and all provisions of any applicable federal or state securities law, rule or regulation have been complied with.

     11. No Right to Continue as an Outside Director. Nothing contained in this Plan shall be construed as conferring upon the Outside Director the right to continue to be associated with the Company as an Outside Director or in any other capacity.

     12. Unfunded Status of this Plan. This Plan shall be an unfunded plan. The Company shall not be required to establish a special or separate fund or reserve or to make any other segregation of assets to assure the issuance of any shares granted under this Plan, except for the 300,000 shares reserved pursuant to
Section 5 herein.

     13. Amendment or Discontinuance. The Board of Directors of the Company may at any time amend, rescind or terminate the Plan, as it shall deem advisable; provided, however, (i) that no change may be made in awards theretofore granted under the Plan which would impair participants' rights without their consent, and (ii) that no amendment to the Plan shall be made without approval of the Company's stockholders if the effect of such amendment would be to (a) increase the number of shares reserved for issuance under the Plan; (b) change the requirements for eligibility under the Plan; or (c) materially modify the method of determining the number of shares awarded under the Plan.

     14. Governing Law. This Plan and all determinations made and actions taken hereto shall be governed by the laws of the State of New York pertaining to contracts made and to be performed wholly within such jurisdiction, except as Federal law may apply.

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